Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
The Home Depot, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-156655, 333-135280) on Form S-3 and (Nos. 033-58807, 333-61733, 333-38946, 333-110423, 333-151849, 333-56722, 333-62316, 333-62318, 333-72016, 333-125331, 333-153171, 333-125332) on Form S-8 of The Home Depot, Inc. of our reports dated March 26, 2009, with respect to the consolidated balance sheets of The Home Depot, Inc. and subsidiaries as of February 1, 2009 and February 3, 2008, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for each of the fiscal years in the three-year period ended February 1, 2009, and the effectiveness of internal control over financial reporting as of February 1, 2009, which reports appear in the February 1, 2009 annual report on Form 10-K of The Home Depot, Inc. Our report refers to the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 29, 2007, the beginning of the fiscal year ended February 3, 2008.
/s/ KPMG LLP
Atlanta, Georgia
April 1, 2009